Exhibit 99.1

VBI Vaccines Announces Results of Annual General Meeting

CAMBRIDGE, Mass. (June 22, 2022) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI” or the “Company”), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced the voting results from its annual general meeting of shareholders held on June 22, 2022 (the “Meeting”).

The total number of common shares of the Company (“Common Shares”) represented by shareholders (“Shareholders”) present in person or represented by proxy at the Meeting was an aggregate of 179,537,122 Common Shares, representing 69.52% of VBI’s issued and outstanding Common Shares as of the record date for the Meeting, April 25, 2022.

The voting results with respect to each of the following eight director nominees, as described in the Company’s proxy statement dated April 29, 2022 (the “Proxy Statement”), all of whom previously served as directors of the Company, were as follows:

Nominee	Votes For	%	Votes Withheld	%
Steven Gillis	76,989,942	82.54%	16,286,418	17.46%
Linda Bain	68,460,867	73.40%	24,815,492	26.60%
Jeffrey R. Baxter	84,987,022	91.11%	8,289,337	8.89%
Damian Braga	84,721,290	90.83%	8,555,070	9.17%
Joanne Cordeiro	90,821,594	97.37%	2,454,765	2.63%
Michel De Wilde	84,830,581	90.95%	8,445,778	9.05%
Blaine H. McKee	91,077,164	97.64%	2,199,195	2.36%
Christopher McNulty	84,405,251	90.49%	8,871,108	9.51%

Each of the other matters put forward before the Shareholders for consideration and approval at the Meeting, as described in the Proxy Statement, were duly approved by the requisite number of votes. The Shareholders voted in favor of setting the number of directors of the Company at eight (8) and appointing EisnerAmper LLP as VBI’s independent registered public accounting firm for the ensuing year.

Additional information regarding the results of all matters voted upon at the Meeting may be found in the Company’s SEC and SEDAR filings.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

For more information, visit www.vbivaccines.com.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR
Phone: (617) 830-3031 x124
Email: IR@vbivaccines.com